AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MULTIMEDIA DESIGN CORPORATION

Pursuant to Sections 141, 228, 242 & 245 of the General

Corporation Law of the State of Delaware

Multimedia Design Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST:  That the Corporation was originally incorporated in Delaware and the date of its filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 8, 1990.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, and that thereafter, pursuant to such resolutions of the Board of Directors, a written consent of stockholders in lieu of meeting pursuant to Section 228(d) of the General Corporation Law approving such amended and restated Certificate of Incorporation was signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon would have been present and voted.

THIRD:  That said amendment and restatement was duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law.

FOURTH:  That the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

ARTICLE I.

The name of this Corporation is Multimedia Design Corporation (hereinafter, the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE IV.

The Corporation is authorized to issue two classes of capital stock, one of which is designated Preferred Stock, $.001 par value (the “Preferred Stock”), and the other of which is designated Common Stock, $.001 par value (the “Common Stock”).  The total number of shares of (i) Preferred Stock that the Corporation is authorized to issue is 20,000,000 and (ii) Common Stock that the Corporation is authorized to issue is 30,000,000.

The Preferred Stock shall be divided into two series, the first series of which is designated Series 1 Convertible Preferred Stock (the “Series 1 Preferred Stock”) and the second series of which is designated Series 2 Convertible Preferred Stock (the “Series 2 Preferred Stock,” and, together with the Series 2 Preferred Stock, the “Series 1 and 2 Preferred Stock”).  The total number of shares of (i) Series 1 Preferred Stock that the Corporation is authorized to issue is 7,836,505 and (ii) Series 2 Preferred Stock that the Corporation is authorized to issue is 11,450,355.

(A)

Series 1 and 2 Preferred Stock.  The relative powers, preferences, rights, qualifications, limitations and restrictions of the Series 1 Preferred Stock and the Series 2 Preferred Stock are as follows:

(1)

Dividends.

(a)

The holders of the Series 1 and 2 Preferred Stock shall be entitled, when and if declared by the Board of Directors, to cash dividends and distributions out of funds of the Corporation legally available for that purpose.  With respect to the declaration, payment and setting aside of dividends, other than in Common Stock, whether of cash, securities of the Corporation, securities of other persons, evidences of indebtedness, assets, or rights to acquire any of the above, the holders of the Series 1 and 2 Preferred Stock shall be entitled to participate with the Common Stock and receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of Common Stock.  The right to such dividends shall not be cumulative and no right shall accrue to holders of shares of Series 1 and 2 Preferred Stock because dividends are not declared in any year.  Each share of Series 1 and 2 Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted.

(b)

The holders of the shares of Common Stock shall be entitled to dividends when, as, and if declared by the Board of Directors, pro rata among the holders thereof based upon the number of shares of Common Stock held by such holder, subject to the dividend preferences set forth above for the Series 1 and 2 Preferred Stock.

Voting

(3)

.  Except as required by law and as expressly provided in this Section 2, the holders of the Series 1 and 2 Preferred Stock shall be entitled to vote the number of votes equal to the number of whole shares of Common Stock into which such shares of Series 1 and 2 Preferred Stock could then be converted on any matters which holders of Common Stock are entitled to vote, and to the extent authorized by applicable law, the holders of the Series 1 and 2 Preferred Stock and the Common Stock shall vote together as a single class.  The holders of each series of Series 1 and 2 Preferred Stock shall also be entitled to vote separately as a class on any (a) proposed amendment to this Article IV(A) which would increase or decrease the aggregate number of authorized shares of such series of Series 1 and 2 Preferred Stock, (b) proposal to create a new class of shares having rights and preferences having priority over such series of

Series 1 and 2 Preferred Stock or (c) proposed amendments of this Article IV(A) that would adversely affect the powers, preferences, participations, rights, qualifications or restrictions of such series of Series 1 and 2 Preferred Stock.  Any matter on which the holders of the Series 1 and 2 Preferred Stock are entitled to vote as a class requires the affirmative vote of holders owning a majority of the issued and outstanding shares of such series.

(3)

Liquidation Preference.

(a)

Series 2 Preferred Stock.  Upon the occurrence of a Liquidating Event (as defined below), whether voluntary or involuntary, the holders of the Series 2 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders or from the proceeds from a sale or merger, as applicable, prior to and in preference to any payment or distribution made in respect of the Corporation’s Common Stock and Series 1 Preferred Stock, $0.6918 in cash for each share of Series 2 Preferred Stock (together with all accrued and unpaid dividends thereon) (the “Series 2 Liquidation Preference”).  If, upon such Liquidating Event, the assets distributable to the holders of the Series 2 Preferred Stock shall be insufficient to permit the payment in full of the Series 2 Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series 2 Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled.  If the assets of the Corporation are sufficient to permit the payment of the Series 2 Liquidation Preference to the holders of the Series 2 Preferred Stock, the remainder of the assets of the Corporation, if any, shall be distributed and divided as provided for in Sections 3(b) and 3(c) below.

(b)

Series 1 Preferred Stock.  Upon the occurrence of a Liquidating Event, whether voluntary or involuntary, after the payment in full of the Series 2 Liquidation Preference, the holders of the Series 1 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders or from the proceeds from a sale or merger, as applicable, if any, prior to and in preference to any payment or distribution made in respect of the Corporation’s Common Stock, $0.6918 in cash for each share of Series 1 Preferred Stock (together with all accrued and unpaid dividends thereon) (the “Series 1 Liquidation Preference”).  If, upon such Liquidating Event and after the payment in full of the Series 2 Liquidation Preference, the assets distributable to the holders of the Series 1 Preferred Stock shall be insufficient to permit the payment in full of the Series 1 Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series 1 Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled.  If the assets of the Corporation are sufficient to permit the payment of the Series 2 Liquidation Preference to the holders of the Series 2 Preferred Stock and the payment of the Series 1 Liquidation Preference to the holders of the Series 1 Preferred Stock, the remainder of the assets of the Corporation, if any, shall be distributed and divided as provided for in Section 3(c) below.

(c)

Other Distributions.  Any assets of the Corporation remaining after the payments specified in Sections 3(a) and 3(b) above shall be distributed with respect to the outstanding shares of Common Stock pro rata.

(d)

Valuation of Securities. For purposes of this Section 3, if any asset distributed to stockholders upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation.  Any securities to be delivered pursuant to this Section 3 shall be valued as follows:

(i)

Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3(d)(ii) hereof shall be valued at the Market Price (as defined below); and

(ii)

Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

For purposes of this Article IV(A), “Market Price” of any security means the average of the closing prices of such security’s sales on the principal securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Corporation’s Board of Directors.

(e)

Liquidating Event.  Any of the following shall be considered a “Liquidating Event”, and shall entitle the holders of the Series 1 and 2 Preferred Stock and the Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Sections 3(a), 3(b) and 3(c) above (valued as provided in Section 3(d) above):

(i)

any liquidation, dissolution or winding up of the Corporation;

(ii)

any merger or consolidation of the Corporation with or into any other corporation, entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such merger, consolidation or reorganization own less than 50% of the Corporation’s voting power immediately after such merger, consolidation or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation’s voting power is transferred; or

(iii)

a sale, lease or other disposition of all or substantially all the Corporation’s assets; provided, however, that if the holders of a majority of the shares of Series 1 and 2 Preferred Stock, voting together as a single class, so elect by giving written notice to the Corporation before the effective date of a merger, corporate reorganization, combination or consolidation that would otherwise be a

Liquidating Event as defined herein, such merger or consolidation shall not be deemed a Liquidating Event and the provisions of Section 4(e) below shall apply.

(f)

Notice of Liquidation Event.  The Corporation shall give to each holder at least thirty (30) days prior written notice of any Liquidating Event by delivery of such notice via first class mail, postage prepaid, at the holder’s address as set forth in the records of the Corporation; provided, however, that any holder of Series 1 and 2 Preferred Stock may convert its shares of Series 1 and 2 Preferred Stock to Common Stock at any time prior to the payment date stated in such notice.

(4)

Conversion of Series 1 and 2 Preferred Stock

(5)

.  Each holder of shares of Series 1 and 2 Preferred Stock shall have the right to convert such shares into shares of the Common Stock of the Corporation as follows:

(a)

Optional Conversion.  Subject to and in compliance with the provisions of this Section 4, all or any portion of shares of the Series 1 and 2 Preferred Stock, at the option of the holder, may be converted at any time or from time to time into fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock by multiplying the number of shares of Series 1 and 2 Preferred Stock to be converted by the sum of $0.6918 plus accrued and unpaid dividends on each share of Series 1 and 2 Preferred Stock and dividing the result by the Conversion Price (as defined below) then in effect.

(b)

Conversion Price.  The initial conversion price per share of Series 1 and 2 Preferred Stock (the “Conversion Price”) shall be equal to $0.6918, subject to adjustment as hereinafter provided.

(i)

If and whenever the Corporation issues or sells, or in accordance with Section 4(c) below is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (i) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (ii) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus the new shares of Common Stock issued or sold or deemed to have been issued or sold.  “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding assuming exercise and/or conversion of the Corporation’s Options (as defined below) and Convertible Securities (as defined below), whether or not such Options or Convertible Securities are actually exercisable at such time.

(ii)

Notwithstanding any provision in this Section 4, there shall be no adjustment to the Conversion Price hereunder with respect to (A) the issuance or sale of shares or options to purchase shares of the Corporation’s Common Stock to employees, officers, directors and consultants of the Corporation and its subsidiaries (as such number of shares is appropriately adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) pursuant to plans or arrangements approved by the Corporation’s Board of Directors; (B) the issuance of Common Stock upon conversion of the Series 1 and 2 Preferred Stock, and (C) the issuance of Common Stock in connection with strategic or collaborative relationships, acquisitions and lending transactions approved by the Board of Directors of the Corporation.

(c)

Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price under Section 4(b) above, the following shall be applicable:

(i)

Issuance of Rights or Options.  If the Corporation in any manner grants or sells any rights, warrants or options (any such securities, “Options”) to subscribe for or purchase Common Stock or Convertible Securities (as defined below) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any stock or securities directly or indirectly convertible into or exchangeable for Common Stock (“Convertible Securities”) issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share.  For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)

Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)

Change in Options Price or Conversion Rate.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)

Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Options or the termination of any right to convert or exchange any Convertible Securities without the exercise of any such Options or rights, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Options or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)

Calculation of Consideration Received.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses).  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash and securities shall be determined in good faith by the Corporation’s Board of Directors.

(vi)

Integrated Transactions.  In case any Options are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued for such consideration as shall be determined in good faith by the Corporation’s Board of Directors.

(vii)

Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii)

Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ix)

Waiver of Adjustment.  Notwithstanding anything to the contrary contained herein, there shall be no adjustment pursuant to this Section 4(c) with respect to any series of Series 1 and 2 Preferred Stock:

(A)

if prior to the issuance of Common Stock, Options or Convertible Securities, the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Series 1 and 2 Preferred Stock agreeing that no such adjustment shall be made as the result of such issuance; or

(B)

with respect to shares of Common Stock issued or issuable (1) as a dividend or distribution on such series of Series 1 and 2 Preferred Stock or (2) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock described in the foregoing clause (1).

(d)

Subdivision or Combination of Common Stock.  In the event that the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(e)

Extraordinary Event.  Prior to the consummation of any Extraordinary Event (as defined below), the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series 1 Preferred Stock and Series 2 Preferred Stock then outstanding, voting together as a single class) to ensure that each of the holders of Series 1 and 2 Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series 1 and 2 Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Extraordinary Event if such holder had converted its Series 1 and 2 Preferred Stock immediately prior to such Extraordinary Event.  In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series 1 Preferred Stock and Series 2 Preferred Stock then outstanding, voting together as a single class) to ensure that the provisions of this Section 4 shall thereafter be applicable to the Series 1 and 2 Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of Series 1 and 2 Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale).  The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series 1 Preferred Stock and Series 2 Preferred Stock then outstanding, voting together as a single class), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.  For purposes of this Section 4, “Extraordinary Event” means the occurrence or consummation of a transaction or series of related transactions resulting in:  (i) a merger, consolidation, sale or reorganization in which the Corporation or any of its subsidiaries is not the surviving corporation; (ii) the consummation of a registered public offering of Common Stock or other equity interests of the Corporation; or (iii) a sale, lease or exchange, directly or indirectly, of all or substantially all of the property and assets of the Corporation, whether or not in the ordinary course of business.

(f)

Certain Events.  If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series 1 and 2 Preferred Stock; provided, however, that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series 1 and 2 Preferred Stock.

(g)

Automatic Conversion. All of the outstanding shares of any series of Series 1 and 2 Preferred Stock shall automatically convert into Common Stock upon:

(i)

the closing of a Qualified Public Offering (as defined below); or

(ii)

the written consent of the holders of at least a majority of such series of Series 1 and 2 Preferred Stock then outstanding.

“Qualified Public Offering” means a firm commitment underwritten Public Offering (as defined below) of shares of the Corporation’s Common Stock at a public offering price of not less than $3.00 per share and in which the aggregate price paid by the public for the shares shall be at least $10 million (before payment of underwriters’ discounts and commissions).  “Public Offering” means any offering by the Corporation of its equity or debt securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force (other than an offering pursuant to a registration on Form S-4, S-8 or any comparable or successor forms). The Corporation shall provide written notice of such automatic conversion to all holders of Series 1 and 2 Preferred Stock at least (3) three business days prior to such conversion.

(h)

Conversion Procedure.

(i)

Except as otherwise provided herein, each conversion of Series 1 and 2 Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series 1 and 2 Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation.  At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series 1 and 2 Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(ii)

Notwithstanding any other provision hereof, if a conversion of Series 1 and 2 Preferred Stock is to be made in connection with a Qualified Public Offering, an Extraordinary Event or any other transaction affecting the Corporation or any holder of Series 1 and 2 Preferred Stock, the conversion of any shares of Series 1 and 2 Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall be deemed to be effective immediately prior to the consummation of such transaction.

(iii)

Promptly (and in any event within five (5) business days in the case of Section 4(h)(iii)(A) below) after a conversion has been effected, the Corporation shall deliver to the converting holder:

(A)

a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(B)

payment in an amount equal to the accrued and unpaid dividends on the shares of Series 1 and 2 Preferred Stock being converted plus the amount payable under Section 4(i) with respect to such conversion; and

(C)

a certificate representing any shares of Series 1 and 2 Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iv)

The issuance of certificates for shares of Common Stock upon conversion of Series 1 and 2 Preferred Stock shall be made without charge to the holders of such Series 1 and 2 Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series 1 and 2 Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.  Upon conversion of each share of Series 1 and 2 Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

(v)

The Corporation shall not close its books against the transfer of Series 1 and 2 Preferred Stock or of Common Stock issued or issuable upon conversion of Series 1 and 2 Preferred Stock in any manner which interferes with the timely conversion of Series 1 and 2 Preferred Stock.  The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(i)

No Fractional Shares. No fractional share shall be issued upon the conversion of any share of shares of Series 1 and 2 Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series 1 and 2 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(j)

No Impairment.  The Corporation will not, by amendment of this Article IV(A) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Section 4 and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series 1 and 2 Preferred Stock against impairment.

(k)

Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series 1 and 2 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series 1 and 2 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series 1 and 2 Preferred Stock.

(l)

Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series 1 and 2 Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend.

(m)

Reservation of Common Stock.  The Corporation shall, at all times when the Series 1 and 2 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series 1 and 2 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series 1 and 2 Preferred Stock.  Before taking any action which would cause the effective purchase price for the Series 1 and 2 Preferred Stock to be less than the par value of the shares of Series 1 and 2 Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such effective purchase price.

(5)

Retirement of Shares

.  Any shares of Series 1 and 2 Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

ARTICLE V.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI.

The books of the Corporation may be kept, subject to any applicable statutory provision, at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VII.

Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  If the General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

ARTICLE X.

The Corporation hereby elects in this Amended and Restated Certificate of Incorporation not to be governed by Section 203 of the General Corporation Law.

ARTICLE XI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.

ARTICLE XII.

The Board of Directors is hereby specifically authorized to consider certain economic factors and certain non-economic factors other than (and in addition to) potential economic benefits to the stockholders of the Corporation when considering a tender offer, merger or other acquisition or business combination relating to the Corporation and/or its Common Stock.  Certain economic factors which the Board is specifically authorized to consider include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, (ii) the estimated current value of the Corporation in a freely negotiated transaction, and (iii) the estimated future value of the Corporation as an independent entity.  Certain non-economic factors which the Board is specifically authorized to consider include the impact of such a transaction on the (i) customers and employees of the Corporation, (ii) communities in which the Company operates and (iii) ability of the Corporation to fulfill its stated business objectives.

ARTICLE XIII.

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation

Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer or member of an advisory or other board or committee of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article XIII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Article XIII (i) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons.  The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article XIII.

*   *   *

FIFTH:  That upon the effectiveness of this certificate each outstanding share of said corporation’s $.001 par value Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Redeemable Preferred Stock shall immediately be converted into one share of the Corporation’s $.001 par value Series 1 Convertible Preferred Stock, provided that with respect to the shares held by a particular stockholder, no fractional shares or credit therefor will be given and instead the shares of Series 1 Convertible Preferred Stock so held by every stockholder after such conversion shall be rounded to the nearest whole number.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its President on this ___ day of ____________, 2005.

MULTIMEDIA DESIGN CORPORATION

By:

______________________________

T. Brian Snediker, President